Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No.333-248884) pertaining to the 2019 Share Incentive Plan of Quhuo Limited of our report dated May 17, 2021, with respect to the consolidated financial statements of Quhuo Limited included in this Annual Report on Form 20-F for the year ended December 31, 2020.

/s/ Ernst & Young Hua Ming LLP
Shanghai, the People’s Republic of China
May 17, 2021